Exhibit 10.8

AMEDICA CORPORATION

November 11, 2004

Mr. Robert M. Wolfarth

Dear Robert:

Amedica is pleased to offer you the position of Director, Regulatory Affairs and Quality Assurance reporting to Ashok Khandkar, CEO at a salary of $3,625.00 per average semi monthly pay period which equates to $87,000.00 per year. This position is exempt. We anticipate your employment to begin on January 17, 2005 which will be your hire date.

This offer includes a comprehensive relocation package for your move to Utah, limited to $10,000.00. Amedica will directly reimburse you for all reasonable and customary deductible relocation expenses pursuant to IRS Publication 521 for an accountable Plan, including shipment of household goods, transporting, temporary storage if needed and temporary lodging for you and your family for up to 45 days and transportation of family or a mileage allowance of $.375/mile and an actual hotel and meal expenses. To the extent that reimbursement of these expenses exceeds IRS guidelines, portions thereof will be considered non-deductible and taxable.

Upon your hire date, you will be nominated to receive an incentive stock option award for 35,000 shares of Amedica’s common stock, subject to a 4-year vesting schedule, 10-year option life and approval by Amedica’s Board of Directors. We feel that these stock options are a valuable part of your total compensation package.

As part of this offer, you will be eligible for Amedica’s complete benefits program, including medical, dental, life and long term disability insurances and our 401(k) retirement plan. Also included are Amedica’s 10 paid holidays, 5 days of persona/sick leave and 10 days of vacation per year. An Employee Handbook will be mailed to you in January that will provide more detailed information regarding our complete policies and benefits programs.

Your employment at Amedica assumes an obligation to maintain confidentiality of Amedica’s business information and that of its clients, partners and suppliers. By safeguarding such confidential information, Amedica earns the respect and further trust of our clients, suppliers and partners. Thus, as a condition of your employment, you will be required to sign a standard confidentiality agreement.

Robert M. Wolfart

11/11/04

Amedica is committed to maintain its leading technology position in the orthopedic implant field and to the commercialization of revolutionary orthopedic implant products for treatment of joint diseases. Our success depends upon bright, dedicated staff such as yourself. If you are in agreement with the terms of this letter, please sign below and return one original to our offices.

Sincerely,

/s/ Eugene B. Jones
Eugene B. Jones
Vice President Finance & CFO

Agreed to and Accepted by:

/s/ Robert M. Wolfarth
Robert M. Wolfarth
Date: 12/03/2004